                                                                                   Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT: Melinda Kaiser

Mindful Kreative melinda@mindfulkreative.com (412) 760-6521

John Buchanan Vericity

John.Buchanan@FidelityLife.com

Vericity Hires New Chief Data Officer & Chief Technology Officer

CHICAGO, September 1, 2020 – Vericity, INC. (Nasdaq: VERY), a leading provider of technology enabled life insurance products and distribution, is pleased to announce the hiring of David R. Drollette as Chief Data Officer & Chief Technology Officer.

In his dual role effective September 1, Drollette will report to Vericity’s Chief Executive Officer, James E. Hohmann. As CDO, Drollette will be responsible for executing a unified data strategy across Vericity to further leverage its considerable data capture from life insurance prospect to end customer. In addition, as CTO, he will be responsible for further deployment of the company’s technology to deliver a seamless and technology enabled customer experience, and to further advance the company’s Predictive Analytics and Machine Learning initiatives that surround the company’s method patented life insurance offerings.

“Unlike many competitors, our companies span the entire value chain from consumer engagement to direct to consumer distribution, to product manufacturing and service.

As a result, we capture relevant data along the customer journey that allows us to continuously improve the customer experience and outcome. With David’s track record in data, analytics, product and customer experience, we believe he is well qualified to lead in the critical areas of CDO and CTO. In addition, we expect his experience in other verticals will expand our ideas on product, technology, and data analytics.” said James E. Hohmann, Chief Executive Officer.

Drollette comes to the company from athenahealth, Inc., a cloud-based provider of healthcare IT software and services where he led the product analytics team and set the R&D strategy for the data and AI engineering teams across multiple geographies.

- more -

“I’m excited to apply my leadership, knowledge, and experience in the direct to consumer insurance space to further the data-driven culture at Vericity and to drive long-term business value through data, analytics, and technology,” said Drollette.

Drollette spent the first twelve and a half years of his career at Wayfair, Inc., the world’s largest e-commerce retailer focused on furnishing and décor, where he ultimately led an 180+ person team of analysts, data scientists, and software engineers. He holds a bachelor’s degree in Mathematics/Physics from Ithaca College in New York where he graduated Cum Laude.

About Vericity

Vericity, Inc. (Nasdaq: VERY), through its subsidiaries, Fidelity Life

Association and eFinancial, LLC, provides life insurance protection targeted to the middle American market. Through innovation in product design and distribution that provides access to the middle market, including call center and web-enabled sales and underwriting processes, quick issuance of policies and an emphasis on products not medically underwritten at the time of sale, the company seeks to make life insurance more affordable for the middle market. For more information, visit www.vericity.com.

# # #